EXHIBIT 23.2

CONSENT OF INDEPENDENT AUDITORS

We consent to the reference to our firm under the caption “Experts” and to the use of our reports dated (i) November 10, 2003, with respect to the consolidated financial statements of Capital Lease Funding, LLC (the successor to Capital Lease Funding, LP) and subsidiaries as of December 31, 2002 and 2001 and for each of the three years in the period ended December 31, 2002; and (ii) November 18, 2003, with respect to the balance sheet of Capital Lease Funding, Inc. as of November 18, 2003, in the Registration Statement (Form S-11) and related Prospectus of Capital Lease Funding, Inc. for the registration of xxx,xxx shares of Capital Lease Funding, Inc.’s common stock.

/s/ Ernst & Young LLP

New York, New York

January 9, 2004